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                                                                    Exhibit 10.6

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                    SECOND AMENDMENT TO E-COMMERCE AGREEMENT

         This Second Amendment to the E-Commerce Agreement (the "Agreement"), dated as of August 10, 2001, by and between GSI Commerce, Inc. ("GSI"), Bluelight.com, LLC (the "Company") and Kmart Corporation ("Kmart") is made as of August 9, 2002. All capitalized terms not specifically defined herein shall have the meaning ascribed to them pursuant to the Agreement.

                                    RECITALS

     WHEREAS, GSI, the Company and Kmart entered into the Agreement pursuant to which GSI operates the Company Site; and

     WHEREAS, on January 22, 2002, Kmart and the Company and certain of their affiliates filed for bankruptcy protection in the United States Bankruptcy Court for the Northern District of Illinois Case No. 02-02474 (jointly administered).

     WHEREAS, GSI, the Company and Kmart desire to enter into this Second Amendment to the Agreement in order to clarify certain rights and obligations among them; and

     NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual obligations contained herein and in the Agreement, the Parties agree as follows:

     1. Section 7.3 (ii) is deleted from the Agreement and replaced with the following revised Section 7.3 (ii):

        "(ii) [*]."

     2. For the payment due on [*], Kmart and the Company agree that GSI will offset the postpetition amount of [*] due from GSI to Kmart and will apply it against postpetition operational fee payable on [*], and Kmart will remit the remaining balance due to GSI. Upon reconciliation of the offset amount owed to Kmart from GSI, if any additional amount is owed to GSI or Kmart such sum shall be immediately paid after the reconciliation by the party owing such payment.

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     3. This Second Amendment is not intended, nor shall be construed, as an assumption of the Agreement, it being the intention of the parties that this Second Amendment merely modify the Agreement and not create a new postpetition contract. Kmart and the Company reserve all rights to assume or reject the Agreement, as modified by this Second Amendment. GSI reserves all rights under the Agreement as modified by this Second Amendment and applicable law.

     IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused their duly authorized representatives to enter into this Second Agreement on the date first written above.

GSI Commerce, Inc.                            Bluelight.com, LLC

By:     /s/ Michael G. Rubin                  By:     /s/ Richard Blunck
    -----------------------------------              ---------------------------

Name:     Michael G. Rubin                    Name:   Richard Blunck

Title:   President, Chairman and              Title:  Chief Executive Officer
         Chief Executive Officer


Kmart Corporation

By:      /s/ Al Koch
    -----------------------------------

Name:    Al Koch

Title:   Chief Financial Officer